                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                             Barr Laboratories Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  [BARR LOGO]

                           BARR LABORATORIES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

      The Annual Meeting of Shareholders of Barr Laboratories, Inc. will be held on December 9, 1998 at 10:00 a.m. at the Sheraton Crossroads, Crossroads Corporate Center, Mahwah, New Jersey for the following purposes:

            1. To elect a Board of eight Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

            2. To transact such other business as may properly come before the meeting.

      Owners of record at the close of business on October 16, 1998 will be entitled to vote at the meeting or at any adjournments or postponements thereof.

      Each shareholder is requested to sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any shareholder present at the Annual Meeting may withdraw the proxy and vote personally on each matter brought before the Annual Meeting.


                              By Order of the Board of Directors

                              Paul M. Bisaro
                              Secretary

2 Quaker Road
P.O. Box 2900
Pomona, New York  10970-0519
October 22, 1998

                           BARR LABORATORIES, INC.
                                2 Quaker Road
                                P.O. Box 2900
                         Pomona, New York 10970-0519

                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS

                         To Be Held December 9, 1998


SOLICITATION AND REVOCABILITY OF PROXIES

      This Proxy Statement is furnished in connection with the solicitation of proxies by the management of Barr Laboratories, Inc., a New York corporation (the "Company"), for use at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 10:00 a.m. on December 9, 1998 at the Sheraton Crossroads, Crossroads Corporate Center, Mahwah, New Jersey and at any adjournment or postponement thereof. It is anticipated that this Proxy Statement, together with the form of proxy, will first be mailed to the Company's shareholders on or before October 22, 1998.

      A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person,
(ii) duly executing and delivering a proxy for the Annual Meeting bearing a later date or (iii) delivering written notice of revocation to the Secretary of the Company prior to use of the enclosed proxy at the Annual Meeting.

      The Company will bear the cost of this solicitation of proxies, including expenses in connection with the preparing, assembling and mailing of proxy solicitation materials and the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by Directors, Officers or employees of the Company, who will receive no additional compensation for such services. The Company has retained Continental Stock Transfer & Trust Company to aid in the solicitation of proxies for which the Company expects to pay approximately $10,000, plus reimbursable expenses.

RECORD DATE

      The close of business on October 16, 1998 is the record date for determination of holders of the Company's Common Stock, $.01 par value (the "Common Stock"), entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. On that date there were outstanding and entitled to vote 22,379,847 shares of Common Stock, each entitled to one vote.

ACTION TO BE TAKEN UNDER THE PROXY

      The persons acting under the proxy will vote the shares represented thereby for the election of the Company's nominees as Directors, or, if otherwise directed by the person executing the proxy, in accordance with each direction. The Board of Directors does not know of any other business to be brought before the meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. Directors are elected by a majority of votes cast. Abstentions, broker non-votes and withheld votes will not be considered as cast votes.

PROPOSAL 1. ELECTION OF DIRECTORS

      If all of the Company's nominees are elected, the Board of Directors of the Company will consist of Bruce L. Downey (Chairman), Edwin A. Cohen (Vice-Chairman), Paul M. Bisaro, Robert J. Bolger, Michael F. Florence, Jacob M. Kay, Bernard C. Sherman and George P. Stephan, who will serve as Directors until the 1999 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. If any nominee becomes unable or declines to accept nomination or election, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election in his stead of such other person as the Board of Directors recommends. The Company does not have a standing nominating committee; the current nominees for Directors have been proposed by the Company's Chairman and the Company's principal shareholder.

      Eight meetings of the Board of Directors were held during the fiscal year ended June 30, 1998. In addition, there were eleven committee meetings. With the exception of Messrs. Florence and Harrell, no Director attended fewer than 75% of the total number of meetings of the Board and all committees on which the Director served.

AUDIT COMMITTEE

      The functions of the Audit Committee are to assist the Board in overseeing and reviewing the Company's internal accounting controls, to review the audited financial statements and to investigate and make recommendations to the Board with respect to the appointment of independent auditors. The Committee, which met four times during the fiscal year ended June 30, 1998, is composed of Messrs. Stephan and Bolger.

COMPENSATION COMMITTEE

      The Compensation Committee is responsible for reviewing and authorizing the granting of stock options to Officers and other key employees under the Company's stock option plans and for reviewing compensation to be paid to Officers and other key personnel of the Company. Current members of the Committee, none of whom is an employee of the Company, are Messrs. Cohen, Florence and Stephan. Four meetings of the Committee were held during the fiscal year ended June 30, 1998.

BUSINESS DEVELOPMENT COMMITTEE

      The Business Development Committee is responsible for evaluating and providing advice to management on the merits of various business ventures, including but not limited to, mergers, acquisitions, joint ventures, strategic partnerships and other business arrangements. Current members of the Committee are Messrs. Downey, Cohen, Bolger and Kay. Three meetings of the Committee were held during the fiscal year ended June 30, 1998.

COMPENSATION OF DIRECTORS

      Directors, excluding Dr. Sherman, Mr. Downey and Mr. Bisaro receive an annual retainer of $15,000 and a fee of $750 for attendance at each meeting of the Board and at each Committee meeting. In addition, Mr. Bolger received $16,100 for consulting services provided to the Company. See Executive Agreements for amounts paid to Mr. Cohen pursuant to his consulting agreement with the Company.

      Under the Company's 1993 Stock Option Plan for Non-Employee Directors, as amended, each Director who is not an employee of the Company (other than a Director who owns 40% or more of the Common Stock) receives an annual option grant to purchase 11,250 shares at an option price equal to 100% of the fair market of the Common Stock on the date of grant. Each option has a ten-year term and becomes exercisable on the date of the first annual shareholders' meeting immediately following the date of the grant. In the case of the first grant (the date of the 1993 Annual Meeting of Shareholders), the number of shares covered by each grant was 27,000. On December 3, 1997, each participating Director received a grant of an option to purchase 11,250 shares at an exercise price of $36.00 per share.

INFORMATION ON NOMINEES

      BRUCE L. DOWNEY, 50, became the Company's President, Chief Operating Officer and a member of the Board of Directors in January 1993 and was elected Chairman of the Board and Chief Executive Officer in February of 1994. Prior to assuming these positions, from 1981 to 1993, Mr. Downey was a partner in the law firm of Winston & Strawn and a predecessor firm of Bishop, Cook, Purcell and Reynolds. Mr. Downey is a Director of Warner Chilcott, plc. (NASDAQ).

      EDWIN A. COHEN, 66, founded the Company in 1970. Mr. Cohen served as President, Chairman of the Board and Chief Executive Officer until 1994. In February of 1994, he was elected to the position of Vice Chairman of the Board and became a consultant to the Company.

      PAUL M. BISARO, 37, was elected a Director of the Company in June 1998. Mr. Bisaro is employed by the Company as Senior Vice President-Strategic Business Development, General Counsel and Secretary. Prior to joining the Company in 1992 as General Counsel, Mr. Bisaro was associated with the law firm of Winston & Strawn, and a predecessor firm, Bishop, Cook, Purcell and Reynolds. Prior to his association with Winston & Strawn, Mr. Bisaro was a consultant with Arthur Andersen & Co.

      ROBERT J. BOLGER, 76, was elected a Director of the Company in February 1988. Mr. Bolger has been President of Robert J. Bolger Associates, a marketing consulting company since January 1988. From 1962 through 1987, he served as President of the National Association of Chain Drug Stores, a major trade association. Mr. Bolger is also a Director of General Computer Corporation.

      MICHAEL F. FLORENCE, 61, was elected a Director of the Company in February 1988. Mr. Florence is President of Sherfam, Inc. and has been since 1989. He is also Vice President of Shermfin Corp., Vice President of Apotex, Inc. and Vice President of Sherman Delaware, Inc. From January 1964 through April 1989, Mr. Florence was a partner in Wm. Eisenberg & Co., Canadian Chartered Accountants. He is President and a Director of Citadel Gold Mines, Inc. (NASDAQ), a Director of Nutrition for Life International, Inc. (NASDAQ) and was previously a Director of Kinesis, Inc. Mr. Florence and Dr. Sherman are brothers-in-law.

      JACOB ("JACK") M. KAY, 57, was elected a Director of the Company in December 1994. Mr. Kay is President of Apotex, Inc., and also serves as
Chairman of the Canadian Drug Manufacturers Association. He is also a Director of Humber River Regional Hospital (Toronto) and Cangene Corporation.

      BERNARD C. SHERMAN, 56, was Chairman of the Board of the Company from July 1981 to January 1993. He remains a Director of the Company. Dr. Sherman is Chief Executive Officer and Chairman of the Board of Apotex, Inc., a Canadian manufacturer of generic and brand name drugs. He is also Chairman of the Board of Cangene Corp., President of Sherman Delaware, Inc., President of Shermfin Corp., President of Apotex Holdings, Inc. and a Director of Citadel Gold Mines, Inc. (NASDAQ). In July 1994, Dr. Sherman and Shermfin Corp. consented to the issuance of an Order of the Securities and Exchange Commission (the "Commission") that they cease and desist from violations of certain reporting and anti-fraud provisions of the Securities Exchange Act of 1934. Dr. Sherman and Shermfin Corp. consented to this Order without admitting or denying the findings of the Commission that they had failed to file reports of beneficial ownership of the common stock of Kinesis, Inc. with the Commission on Form 3 and Schedule 13G. The Company has no relationship with Kinesis, Inc.

      GEORGE P. STEPHAN, 65, was elected a Director of the Company in February 1988. Since 1994, Mr. Stephan has been Managing Director of Stonington, Inc., (financial intermediaries and consultants). From 1992 to 1994, Mr. Stephan was counsel to Murtha, Cullina, Richter and Pinney in Hartford, Connecticut. From January 1991 to November 1991, he served as Interim Chief Executive Officer of Kollmorgen Corporation (NYSE), a diversified technology company. He also served as Chairman of Kollmorgen's Board of Directors from 1991 to February 1996. Mr. Stephan continues to serve as a Director of Kollmorgen Corporation.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES.

OWNERSHIP OF SECURITIES

      The following table sets forth information regarding the beneficial ownership of the Company's voting securities on June 30, 1998, except as noted below, by (i) each person who beneficially owns more than 5% of the Company's voting securities; (ii) each Director of the Company; (iii) each Officer of the Company named in the Summary Compensation Table; and (iv) all Directors and Officers of the Company as a group.


NAME AND ADDRESS OF
BENEFICIAL OWNER                           NUMBER OF SHARES     COMMON PERCENT
Bernard C. Sherman(1)                       9,914,426(2)            42.1%
150 Signet Drive
Weston, Ontario, Canada M9L 1T9

FMR, Edward C. Johnson, 3d                  1,388,550(4)             5.9%
82 Devonshire Street,
Boston, MA 02109

Edwin A. Cohen(1)                             395,321(3)             1.7%

Bruce L. Downey(1)                            433,103(3)             1.8%

George P. Stephan(1)                          101,250(3)               *

Robert J. Bolger(1)                            46,250(3)               *

Michael F. Florence(1)                         11,700(3)               *

Jacob M. Kay(1)                                29,250(3)               *

Paul M. Bisaro(1)                             117,116(3)               *

Salah U. Ahmed                                 46,698(3)               *

Timothy P. Catlett                             54,661(3)               *

Mary E. Petit                                  54,373(3)               *

All Directors and Officers

as a group (17 persons)                    11,517,625(3)              49%

*     Less than 1%

(1)   A Director of the Company

(2) Consists of 9,914,426 common shares held of record by Sherman Delaware, Inc. ("SDI") and excludes 350,000 shares, owned by a charitable foundation, as to which Dr. Sherman disclaims beneficial ownership. The trustees of that foundation are Messrs. Sherman, Florence and Kay.

(3) Includes shares of common stock which Directors and Officers have currently exercisable rights to acquire through the exercise of incentive and non-qualified options, in the amount of 424,996 shares for Mr. Downey, 164,646 shares for Mr. Cohen, 93,375 shares for Mr. Stephan, 36,250 shares for Mr. Bolger, 11,250 shares for Mr. Florence, 29,250 shares for Mr. Kay, 43,122 shares for Mr. Ahmed, 115,807 shares for Mr. Bisaro, 48,496 shares for Ms. Petit, 34,230 shares for Mr. Catlett and 1,224,219 shares for all Directors and officers as a group.

(4) Pursuant to a Schedule 13G filed on September 10, 1998, Fidelity Management & Research Company ("Fidelity") a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,360,050 shares of the common stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

      Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 1,360,050 shares owned by the Funds.

      Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

      Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3 (a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 28,500 shares of the common stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s).

      Edward C. Johnson, 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole voting and dispositive power over 28,500 shares of common stock owned by the institutional account(s) as reported above.

EXECUTIVE COMPENSATION

      The following table sets forth as to the Chairman and Chief Executive Officer, and the four other Executive Officers earning the highest aggregate compensation in the fiscal year ended June 30, 1998, the compensation earned, awarded or paid for services rendered to the Company in all capacities during each of the three fiscal years ended June 30, 1998, in which each such person served as an Officer.

                          SUMMARY COMPENSATION TABLE

                                                                                                Long-Term Compensation
                                        Annual Compensation                                              Awards
                               --------------------------------------------------------------------------------------------
                                                                                                  Stock          All Other
 Name &                        Year           Salary         Bonus ($)        Other ($)           Options       Compensation
 Principal Position                           ($)(1)                                              (#)(2)          ($)(3)
---------------------------------------------------------------------------------------------------------------------------
Bruce L. Downey                1998          498,846          300,000           5,028             40,000          15,000
Chairman,CEO                   1997          449,038          225,000           5,945             59,999          15,000
& President                    1996          399,039          200,000           3,266             90,000          15,000

Mary E. Petit                  1998          229,539           90,000           7,908             15,000          15,000
Senior Vice President          1997          193,904           80,000           7,695             22,498          15,000
Operations                     1996          165,000           65,000           4,989             22,500          15,000

Paul M. Bisaro                 1998          229,539           90,000           8,651             10,000          15,000
Senior Vice President          1997          193,904           80,000           6,866             22,498          15,000
Strategic Business             1996          164,712           65,000           3,859             44,998          15,000
Development, General
Counsel & Secretary

Timothy P. Catlett             1998          209,307           80,000           9,497             15,000          15,000
Senior Vice President          1997          179,711           70,000           9,001             22,498          15,000
Sales & Marketing              1996          165,000           65,000          27,615(4)          22,500          15,000

Salah U. Ahmed                 1998          169,539           95,000           8,226             10,000          15,000
Vice President                 1997               --               --              --                 --              --
Product                        1996               --               --              --                 --              --
Development

(1) Includes amounts deferred by the employee under the Company's Savings and Retirement Plan.

(2) Stock options adjusted for the May 1997 and March 1996 3-for-2 stock splits effected in the form of 50% stock dividends.

(3) The amounts shown in this column represent the Company's annual contributions to its Savings and Retirement Plan.

(4)   Amount primarily represents reimbursement of relocation expenses.

OPTION GRANTS

      The following table shows all stock options that were granted to the Officers named in the Summary Compensation Table during the fiscal year ended June 30, 1998. The exercise price of all such options was the fair market value on the date of the grant.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

                               Individual Grants (1)
                             --------------------------
                              Number of    % of Total                                            Potential Realizable Value at
                               Shares        Options                                                 Assumed Annual Rates
                             Underlying     Granted to       Per Share                            Of Stock Price Appreciation
                              Options      Employees In     Exercise or    Expiration                    for Option Term
Name                         Granted (#)    Fiscal Year     Base Price        Date                 5%($)                 10%($)
----------------------------------------------------------------------------------------------------------------------------------
Bruce L. Downey               40,000            20%          $   39.66       9/09/07          $    997,678          $    2,528,313

Mary E. Petit                 15,000             8%          $   39.66       9/09/07               374,129                 948,117

Paul M. Bisaro                10,000             5%          $   39.66       9/09/07               249,420                 632,078

Timothy P. Catlett            15,000             8%          $   39.66       9/09/07               374,129                 948,117

Salah U. Ahmed                10,000             5%          $   39.66       9/09/07               249,420                 632,078

All Shareholders (2)                                         $   39.66       9/09/07          $557,635,160          $1,413,156,980

(1) Consists of options granted under the Company's 1993 Stock Incentive Plan, as amended. This plan permits the Compensation Committee in its discretion to cancel any option granted under such plan and re-grant it at a lower price, however, no such action was taken during the fiscal year.

(2) Total dollar gains on assumed rates of appreciation shown here calculated on 22,306,690 outstanding shares as of June 30, 1998 and the market price on that date ($39.75)

      Note: The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the Securities and Exchange Commission's rules and therefore are not intended to forecast possible future appreciation of the stock price of the Company. Although permitted by the SEC's rules, the Company did not use an alternate formula for a grant date valuation because the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. As shown in the % columns above, no gain to the named officers is possible without appreciation in the price of the Company's Common Stock, which will benefit all shareowners.

OPTION EXERCISES AND OPTION VALUES

      The following table provides information as to the value of options exercised and options held by Officers named in the Summary Compensation Table at fiscal year end measured in terms of the closing price of the Common Stock (see Notes 1 and 2 below).

  AGGREGATED OPTION EXERCISES AND FISCAL YEAR END JUNE 30, 1998 OPTION VALUES

                                                            Number of Shares Subject to          Value of Unexercised In-the-
                        Shares Acquired      Value        Unexercised Options at Year-End        Money Options at Year-End(2)
Name                      on Exercise      Realized(1)     Exercisable      Unexercisable      Exercisable        Unexercisable
-------------------------------------------------------------------------------------------------------------------------------
Bruce L. Downey             $   --          $     --          424,996          79,998          $13,669,644          $821,959

Mary E. Petit                4,000           108,420           48,496          29,998            1,335,566           308,209

Paul M. Bisaro               4,187           129,127          115,807          24,998            3,502,571           307,759

Timothy P. Catlett              --                --           34,230          29,998              932,991           308,209

Salah U. Ahmed                  --                --           43,122          21,998            1,253,104           246,379


(1) Valued at the difference between the fair market value of the shares at the time of exercise and the options' grant price.

(2) Valued at the difference between the fair market value of the shares at June 30, 1998 ($39.75) and the options' grant price.

EXECUTIVE AGREEMENTS

      In January 1994, the Company entered into a consulting agreement with Mr. Cohen for a term ending June 30, 2002. From January 31, 1994, when the agreement commenced, through June 30, 1995, Mr. Cohen provided consulting services related to certain business development projects and received compensation at the rate of $250,000 per annum. For the fiscal years ended June 30, 1998, 1997 and 1996, Mr. Cohen received $150,000 in annual compensation and earned an additional fee of $100,000, $100,000 and $63,000, respectively. The consulting agreement, as amended in June 1995, June 1996 and June 1997 provides that Mr. Cohen's duties will, among other things, include consulting and advising with regard to products and process development and attendance at industry associations and technology groups for up to 120 days from the 80 days originally contemplated under the agreement. Beginning July 1, 1998, the agreement reverted back to the original term of 80 days per year for each fiscal year thereafter until June
30, 2002 and Mr. Cohen will be compensated at the rate of $100,000 per annum. During fiscal 1999 and for each of the next three years, Mr. Cohen will also receive an additional fee equal to one percent of the Company's pre-tax earnings between $5 million and $15 million for each such year. In the event of Mr. Cohen's death during the term of the agreement, all amounts which would otherwise have been payable thereafter will be paid at the times provided in the agreement to his designated beneficiary or his estate. In addition, during the term of the agreement, Mr. Cohen is entitled to receive the same compensation as other non-employee Directors of the Company for his services as a Director, to exercise any outstanding non-qualified stock options granted to him prior to January 21, 1994 and to be provided with medical and dental benefits equivalent to those which the Company provides for its senior officers from time to time on the same terms and conditions.

      On January 4, 1993, the Company employed Mr. Downey as President and Chief Operating Officer. The Agreement, initially for three years, and year-to-year thereafter unless terminated by either party, provides for (i) a base annual salary of approximately $350,000 (as of July 1, 1994) which may be increased by the Company; (ii) participation in the executive incentive plan with the opportunity to receive an annual bonus of up to 50% of the then base salary, which may be increased by the Company; (iii) grant of options to purchase 225,000 shares of common stock, after giving effect to the May 1997 and March 1996 3-for-2 stock splits; and (iv) financial assistance in relocating, including indemnification of up to $30,000 of any loss sustained on the sale of his present residence. If the Agreement is terminated by the Company without cause or by Mr. Downey for good reason (as defined therein), Mr. Downey will be entitled to a lump sum payment equal to 18 months base salary.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Regulations of the Securities and Exchange Commission require the compensation committee of the board of directors of a publicly-traded company to publish in each proxy statement involving the election of directors a report addressing certain aspects of executive officer compensation for the last completed fiscal year. The following report is provided pursuant to those regulations.

      The Compensation Committee decides or recommends to the Board for its decision on all matters of policy relating to compensation of executive management and approves the salaries of Officers (other than an Officer-Director, whose salary is approved by the Board). The Committee also approves grants of stock options.

      Compensation programs for executive officers are designed to attract, retain and motivate employees who will contribute to the achievement of corporate goals and objectives. Elements of executive compensation include salaries, bonuses and awards of stock options, with the last two being variable. In making its decisions or recommendations, the Committee takes into account factors it deems relevant to the specific compensation component being considered, including compensation paid by other business organizations of comparable size in the same industry and related industries, profitability, the attainment of annual individual and business objectives, an assessment of individual contributions relative to others and historic compensation awards.

      The Committee considered the factors described above in determining Mr. Downey's total compensation. Specifically, the Committee and the Board recognized that during fiscal 1998, the Company, under Mr. Downey's leadership, met strategic objectives approved by the Board in the Company's fiscal 1998 Business Plan.

      During fiscal 1998, the Company reported the most successful and profitable year in its history, resulting from the achievement of several key corporate objectives. These included the successful launch of Warfarin Sodium and continued expansion the Company's product line with the addition of nine new products, resulting in the more than $100 million in sales for manufactured products. The benefits of successful execution of the patent challenge strategy, including the contributions of Tamoxifen and payments resulting from the settlement of the ciprofloxacin patent challenge demonstrated how this unique business development strategy offers a complement to the traditional generic pharmaceutical products business.

      In addition, the Company completed construction and brought on-line the Virginia manufacturing and distribution center, continued to prepare for the fluoxetine patent challenge, refinanced long-term debt at very favorable interest rates and initiated a product rationalization and facility restructuring program. Mr.Downey also spearheaded the transfer of the Company's common stock to the New York Stock Exchange, and a successful primary/secondary offering of 3.9 million shares of the Company's common stock. Finally, Mr. Downey also played an active strategic and tactical role in the Company's opposition to DuPont Pharmaceuticals' state legislative initiative to limit generic substitution of Warfarin Sodium.

      Section 162(m) of the Internal Revenue Code limits deductibility of compensation in excess of $1,000,000 paid in any one year to the Company's chief executive officer and to each of the other four highest paid executive officers. Under the Code and corresponding regulations compensation that is based on attainment of pre-established, objective performance goals and complies with certain other requirements will be excluded from the $1,000,000 deduction limitation. During the fiscal year ended June 30, 1998, no executive officer subject to Section 162(m) was paid compensation in excess of $1,000,000. Regulations under Section 162(m) provide that gain realized upon the exercise of stock options can qualify as "performance-based" compensation if various conditions are satisfied. Certain of those conditions were not satisfied with respect to some of the stock options granted under the Company's 1993 Stock Incentive Plan and 1986 Stock Option Plan. Accordingly, compensation arising from an executive officer's exercise of a nonqualified option (or the sale of underlying stock acquired through the exercise of an incentive stock option before the required holding period is met) may not be excluded from the $1,000,000 deduction limitation. The Company is reviewing this matter in order to determine what changes, if any, can be made so that all the conditions necessary to qualify future grants of stock options as "performance-based" compensation will be satisfied.

                              The Compensation Committee
                              Edwin A. Cohen
                              Michael F. Florence
                              George P. Stephan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Cohen is a former officer of the Company and in the fiscal year ended June 30, 1998, received $250,000 for consulting services rendered to the Company.

PERFORMANCE GRAPH

      The graph below compares the cumulative total shareholder returns on the Common Stock (BRL) for the last five fiscal years with the cumulative total return of the Standard & Poor's Health Care Drugs Index and the Standard & Poor's 500 Index over the same period, assuming an investment of $100 in the Common Stock, the S&P Health Care Drugs Index and the S&P 500 Index on June 30, 1993, and reinvestment of dividends.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                [CHART OMITTED]


*
                          FISCAL YEAR ENDED JUNE 30,
                          $100 Invested on 06/30/93

                                                                   JUNE 30,
COMPANY/INDEX NAME              1993          1994           1995           1996         1997           1998
Barr Laboratories, Inc.         $100        $103.47        $120.14       $ 214.59       $550.00        $496.88
S&P500 Index                     100         101.41         127.84         161.08        216.98         282.42
S&P Health Care Drugs Index      100          96.64         150.58         223.94        350.10         523.80

S&P500 Index

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the fiscal year ended June 30, 1998, the Company sold certain of its pharmaceutical products and bulk pharmaceutical materials to five other companies owned or controlled by Dr. Bernard Sherman, a Director of the Company. The Company was paid an aggregate of $7,536,515 upon such sales. The Company also purchased bulk pharmaceutical materials from a company owned by Dr. Sherman in the amount of $1,799,430. The Company believes the amounts of such transactions approximate the amounts of similar transactions with unaffiliated third parties. During fiscal 1996, the Company also entered a multi-year agreement with a company owned by Dr. Sherman to share litigation costs in connection with one of its patent challenges. For the year ended June 30, 1998, the Company received $1,170,000 in connection with such agreement.

      During the fiscal year ended June 30, 1998, the Company maintained directors and officers liability insurance coverage from National Union Fire Insurance Company of Pittsburgh, Pennsylvania and Federal Insurance Company. These policies insure the Company for certain obligations incurred in the indemnification of its Directors and Officers under New York law and insure Directors and Officers where such indemnification is not provided by the Company. The one-year cost of the policies is $242,000.

      The Company has also purchased an insurance policy from Federal Insurance Company that provides coverage for employees (including officers) who are fiduciaries of the Company's employee benefit plans against expenses and defense costs incurred as a result of alleged breaches of fiduciary duty as defined in ERISA. The one-year cost of the current policy is $6,120.

RECEIPT OF SHAREHOLDER PROPOSALS

      Any shareholder proposal intended to be presented at the 1999 Annual Meeting must be received by the Company at 2 Quaker Road, P.O. Box 2900, Pomona, New York 10970-0519; Attention: The Secretary, not later than June 24, 1999.

OTHER MATTERS

      Services performed by Deloitte & Touche LLP, the Company's independent accountants, for the year ended June 30, 1998, consisted of an audit of the consolidated financial statements of the Company, preparation of the Company's federal and state tax returns, and limited assistance and consultation in connection with filings with the Securities and Exchange Commission and on pending accounting and tax matters.

      The Company expects representatives of Deloitte & Touche LLP to be present at and available to respond to appropriate questions which may be raised at the Annual Meeting. Representatives of Deloitte & Touche LLP will have the opportunity to make a statement if they so desire.

                            BARR LABORATORIES, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 9, 1998

The undersigned hereby appoints Bruce L. Downey and Edwin A. Cohen, jointly or individually, proxies with the power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders on December 9, 1998, or adjournments thereof.

 1. ELECTION OF DIRECTORS   [ ] For all nominees listed below (except as marked)
                            [ ] Withhold authority to vote for nominees

 (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW).
       Paul M. Bisaro, Robert J. Bolger, Edwin A. Cohen, Bruce L. Downey, Michael F. Florence, Jacob M. Kay, Bernard C. Sherman, George P. Stephan

 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ADJOURNMENTS THEREOF.

             THIS PROXY, DULY EXECUTED, WILL BE VOTED AS SPECIFIED.
    IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

                         BARR LABORATORIES, INC. PROXY

The undersigned hereby acknowledge receipt of the Proxy Statement and Notice of Annual Meeting to be held December 9, 1998.

                                            Date:_______________________, 1998

                                            ____________________________(SEAL)

                                            ____________________________(SEAL)

                                            (Please sign exactly as your name
                                            appears hereon. If stock is
                                            registered in more than one name,
                                            each holder should sign. When
                                            signing as an attorney,
                                            administrator, executor, guardian or
                                            trustee, please add your title as
                                            such. If executed by a corporation,
                                            the proxy should be signed by a duly
                                            authorized officer).

                                            PLEASE DATE AND PROMPTLY RETURN THIS
                                            PROXY IN THE ENCLOSED ENVELOPE. NO
                                            POSTAGE IS REQUIRED IF MAILED IN THE
                                            UNITED STATES.

                                            I PLAN TO ATTEND:____ Yes  ____ No